Exhibit 99.1
DONEGAL FINANCIAL SERVICES CORPORATION
ANNOUNCES CLOSING OF MERGER
Jeffrey D. Miller, Senior Vice President &
     Chief Financial Officer
Donegal Financial Services Corporation
Phone: (717) 426-1931
Fax: (717) 426-7009
E-mail: jeffmiller@donegalgroup.com
For Immediate Release
     MARIETTA, Pennsylvania, May 9, 2011 (GLOBENEWSWIRE) — Donald H. Nikolaus, President of Donegal Financial Services Corporation (“DFSC”) today announced that the closing of the merger of Union National Financial Corporation (“UNNF”) with and into DFSC was effective as of 11:58 p.m. on May 6, 2011, the “Effective Time.”
     As a result of the merger, each share of UNNF common stock has become the right to receive 0.2134 share of Class A common stock of Donegal Group Inc. (“DGI”) (NASDAQ Global Select: “DGICA”) and that amount of cash as equals $8.25 less the value of 0.2134 share of DGI Class A common stock based on the average closing price of DGI Class A common stock for the five trading days preceding the Effective Time. That five-day average closing price was $13.13. As a result, the amount of cash payable per UNNF share is $5.45. The former UNNF stockholders will shortly receive instructions and a letter of transmittal to facilitate the exchange of their UNNF certificates for cash and shares of DGI Class A common stock.
     Pursuant to the terms of the merger agreement, Province Bank FSB and Union National Community Bank also merged. As a result of the merger, Province Bank FSB changed its name to Union Community Bank FSB and will now conduct its banking business through 13 branch offices in Lancaster County, Pennsylvania.
     Mr. Nikolaus stated, “We are pleased that our collective efforts over the past year have culminated in the combination of two well respected Lancaster County banking institutions. Union Community Bank is wholly owned by affiliated Donegal companies that enjoy a heritage of financial strength that dates back to 1889.”
     Mark D. Gainer, President and Chief Executive Officer of Union Community Bank FSB, stated, “Union National Community Bank served the financial needs of its customers for over 157 years. Our combined bank, Union Community Bank, is well capitalized and positioned for growth in the Lancaster County market.”
     DGI is an insurance holding company whose insurance subsidiaries, along with Donegal Mutual Insurance Company, are members of the Donegal Insurance Group, which conducts a property and casualty insurance business in 22 Mid-Atlantic, Midwestern, New England and Southern states. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).
     We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Among the factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.